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                                                                EXHIBIT 10(g)



                                AMENDMENT NO. 2 TO
                               EMERSON ELECTRIC CO.
                            1993 INCENTIVE SHARES PLAN
                            --------------------------


      WHEREAS, pursuant to Section 12 of the Emerson Electric Co. 1993 Incentive Shares Plan ("Plan") the Compensation and Human Resources Committee ("Committee")of the Board of Directors of Emerson Electric Co. was given the authority, subject to specified limitations, to amend the Plan; and

      WHEREAS, the Committee has approved an authorized Amendment to the Plan as herein set forth.

      NOW THEREFORE, the Plan is amended as follows:

      1. The title and the first paragraph of Section 7 are deleted and in their place is substituted the following:

      "7. Time of Payment. Subject to the provisions of the following paragraghs of this Section 7, distribution of amounts to which a Participant is entitled, because the applicable targeted performance objective is met, shall be made as soon as practicable after the holder of the Performance Shares becomes entitled thereto, unless payment of the Performance Award is subject to specified vesting conditions after attainment of the performance objective, in which case payment shall be delayed until such vesting conditions have been satisfied."











                                   * * * * * * *


      The foregoing is the full text of Amendment No. 2 to the Emerson Electric Co. 1993 Incentive Shares Plan as approved by the Compensation and Human Resources Committee of the Board of Directors of Emerson Electric Co. on June 6, 1995.